Exhibit 99.2

PRO MUSIC RIGHTS, INC.

FINANCIAL STATEMENTS (unaudited)

JUNE 30, 2022

PRO MUSIC RIGHTS, INC.

BALANCE SHEETS (UNAUDITED)

	June 30, 2022	March 31, 2022
ASSETS
CURRENT ASSETS
Cash	$175,725	$172,900
Accounts receivable	432,358,623	377,579,645
Prepayments	420	420
Total Current Assets	432,534,768	377,752,965
INTANGIBLE ASSETS	45,135	45,135
TOTAL ASSETS	$432,579,903	$377,798,100

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$18,912	$13,648
Sales tax payable	4,536	4,536
Advances from a shareholder	357,218	310,132
Deferred revenues	432,363,623	377,579,645
Total Current Liabilities	432,744,289	377,907,961
STOCKHOLDERS’ DEFICIENCY
Common stocks	14,100	14,100
Additional paid-in capital	278,814	278,814
Deficit	(457,300)	(402,775)
Total Stockholders’ Deficiency	(164,386)	(109,861)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$432,579,903	$377,798,100

PRO MUSIC RIGHTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarter Ending		For the Six Months Ending
	June 30, 2022	March 31, 2022	June 30, 2022
REVENUES	$35,390	$55	$35,445
OPERATING EXPENSES
Accounting and legal fees	63,762	60,057	123,819
Professional fees	23,152	55,204	78,356
Insurance	1,257	1,257	2,514
Taxes and licenses	1,208	-	1,208
Advertising and promotion	-	304	304
Dues and subscriptions	166	68	234
Others	370	587	957
Total Operating Expenses	89,915	117,477	207,392
NET LOSS	$(54,525)	$(117,422)	$(171,947)

PRO MUSIC RIGHTS, INC.

STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Quarter Ending		For the Six Months Ending
	June 30, 2022	March 31, 2022	June 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(54,525)	$(117,422)	$(171,947)
Changes in operating assets and liabilities:
Accounts receivable	(54,778,978)	(54,196,357)	(108,975,335)
Prepayments	-	(419)	(419)
Accounts payable	5,264	7,614	12,878
Deferred revenues	54,783,978	54,196,357	108,980,335
Net cash used in operating activities	(44,261)	(110,227)	(154,488)
CASH FLOWS FROM FINANCING ACTIVITY
Advances from a shareholder	47,086	110,232	157,318
Net cash provided by financing activity	47,086	110,232	157,318
NET CHANGE IN CASH	2,825	5	2,830
CASH AT BEGINNING OF THE PERIOD	172,900	172,895	172,895
CASH AT END OF THE PERIOD	$175,725	$172,900	$175,725

PRO MUSIC RIGHTS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

FOR THE SIX MONTHS ENDING JUNE 30, 2022

	Common Stocks
	Shares	Amount	Additional Paid In Capital	Deficit	Total Stockholders’ Deficiency
Balance as of January 1, 2022	1,410,000,000	$14,100	$278,814	$(285,353)	$7,561
Net loss for the quarter ending March 31, 2022	-	-	-	(117,422)	(117,422)
Balance as of March 31, 2022	1,410,000,000	14,100	278,814	(402,775)	(109,861)
Net loss for the quarter ending June 30, 2022	-	-	-	(54,525)	(54,525)
Balance as of June 30, 2022	1,410,000,000	$14,100	$278,814	$(457,300)	$(164,386)

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